Exhibit 3.7

FIRST AMENDMENT TO

AMENDED AND RESTATED BYLAWS

OF

ANALEX CORPORATION

(the “Corporation”)

The Amended and Restated Bylaws of the Corporation are hereby amended by deleting ARTICLE IV in its entirety and replacing it with the following:

ARTICLE IV

OFFICERS

Section 4.1 Number. The principal officers of the Corporation shall be a Chief Executive Officer, a President, a Chief Financial Officer, a Treasurer and a Secretary, each of whom shall be elected by the Board of Directors. The Board of Directors may also elect a Chairman of the Board of Directors (who will not be an officer of the Corporation) and may from time to time create such other officers or assistant officers as it may determine. The Chairman, if one shall have been elected, shall be, but the other officers need not be, chosen from among the members of the Board of Directors. Other officers, including the Chief Operating Officer, Vice-Presidents, who are designated by the Board to be officers of the Corporation, assistant treasurers or assistant secretaries and subordinate officers as may be deemed necessary may be elected or appointed by the Board of Directors. Any two or more offices may be held simultaneously by the same person. The Board of Directors may, in its discretion, through action or inaction, leave vacant any of the offices except the offices of President, Treasurer and Secretary.

Section 4.2 Election and Term of Office. The officers of the Corporation shall be elected by the Board of Directors. Each officer shall hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal.

Section 4.3 Resignation. Any officer may resign at any time by giving written notice of such resignation to the Board of Directors or to the President or the Secretary of the Corporation. Unless otherwise specified in such written notice, such resignation shall take effect upon receipt thereof by the Board of Directors or by such officer and the acceptance of such resignation shall not be necessary to make it effective.

Section 4.4 Removal. Any officer or agent may be removed by the Board of Directors at any time with or without cause, but such removal shall be without prejudice to the contract rights, if any, of the person so removed. Election or appointment shall not of itself create contract rights.

Section 4.5 Vacancies. A vacancy in any principal office because of death, resignation, removal, inability to act, disqualification or otherwise shall be filled, for the unexpired portion of the term of such office, by vote of the Board of Directors at any regular or special meeting.

Section 4.6 Chairman. The Chairman, if one shall have been elected, shall be a member of the Board of Directors and, if present, the Chairman shall preside at each meeting of the Board of Directors and stockholders. The Chairman will not be an officer of the Corporation unless the Chairman holds one of the officerships set forth below. The Chairman shall perform such other duties as may, from time to time, be assigned to him or her by the Board of Directors.

Section 4.7 The Chief Executive Officer. The Chief Executive Officer shall be the chief executive officer and highest ranking officer of the Corporation. Subject to the powers of the Board of Directors, the Chief Executive Officer shall have the general charge of the business, affairs and property of the Corporation, and control over its officers, agents and employees, and shall carry out all orders and resolutions of the Board of Directors. The Chief Executive Officer shall, with consultation of the Chairman if one shall have been elected, set the agenda for the meetings of the Board of Directors. The Chief Executive Officer shall have such other powers and perform such other duties as may be provided in these Bylaws or as may be assigned by the Board. In the absence of the Chairman or if a Chairman shall not have been elected, the Chief Executive Officer shall preside at all meetings of the Board of Directors and stockholders at which the Chief Executive Officer is present.

Section 4.8 President. The President shall, subject to the control of the Board of Directors and Chief Executive Officer, supervise and control all the day-to-day business and affairs of the Corporation. In the absence of the Chairman and the Chief Executive Officer or if a Chairman and a Chief Executive Officer shall not have been elected, the President shall preside at all meetings of the Board of Directors and stockholders at which the President is present. The President shall perform all duties incident to the office of president and such other duties as may be prescribed by the Board of Directors or the Chief Executive Officer from time to time and shall report to the Chief Executive Officer.

Section 4.9 Chief Operating Officer. The Chief Operating Officer shall perform such duties and exercise such authority related to supervising the operations of the Corporation, as from time to time may be delegated or assigned by the Chief Executive Officer, President or Board of Directors. The Chief Operating Officer shall report to the President and the Chief Executive Officer.

Section 4.10 The Vice-President(s).

(a) The Vice President(s) shall perform such duties and exercise such authority as from time to time may be delegated or assigned by the Chief Executive Officer or by the Board of Directors. Persons with the title of “Vice President” shall not be officers of the Corporation unless specifically designated as officers by the Board of Directors. In the absence of the President or in the event of his death, inability or refusal to act or in the event for any reason it shall be impracticable for the President to act personally, the Board of Directors of the

Corporation may select from among the Vice Presidents who are officers of the Corporation, an Acting President who shall perform the duties of the President and, when so acting, shall have all the powers of and be subject to all the restrictions upon the President.

(b) The Board of Directors or Chief Executive Officer may from time to time designate certain employees of the Corporation to hold the title of “Vice President” but not vest in them the authority, rights or privileges of an officer of the Corporation. In such circumstances, the title of “Vice President” conferred upon individual employees shall not cause such employee to be an officer of the Corporation. In the absence of a resolution of the Board of Directors appointing and designating such person as a corporate officer, such Vice President shall not be an officer and shall not have authority to execute agreements, contracts, instruments or any other type of documentation that would be effective to bind or otherwise obligate the Corporation.

Section 4.11 Chief Financial Officer and Treasurer. The Chief Financial Officer shall (a) have charge and custody of and be responsible for all funds and securities of the Corporation; (b) receive and give receipts for moneys due and payable to the Corporation from any source whatsoever; (c) deposit all such moneys in the name of the Corporation in such banks, trust companies, or other depositories as shall be selected by resolution of the Board of Directors; and (d) in general perform all duties incident to the office of Chief Financial Officer and such other duties as from time to time may be assigned to the Chief Financial Officer by the Chief Executive Officer, the President or by the Board of Directors. The Chief Financial Officer shall, if required by the Board of Directors, give a bond for the faithful discharge of the duties of the Chief Financial Officer in such sum and with such surety or sureties as the Board of Directors shall determine. Unless otherwise determined by the Board of Directors, the Chief Financial Officer shall be Treasurer of the Corporation and in the event that the Chief Financial Officer is not the Treasurer, the Board may specify the duties of the Treasurer and the Treasurer shall report to the Chief Financial Officer.

Section 4.12 The Secretary. The Secretary shall (a) keep the minutes of the meetings of the stockholders, the Board of Directors, and all committees, if any, of which a secretary shall not have been appointed, in one or more books provided for that purpose; (b) see that all notices are duly given in accordance with the provisions of these by-laws and as required by law; (c) be custodian of the corporate records and of the seal of the Corporation and see that the seal of the Corporation is affixed to all documents, the execution of which on behalf of the Corporation under its seal, is duly authorized; (d) keep a register of the post office address of each stockholder which shall be furnished to the Secretary by such stockholder; (e) have general charge of stock transfer books of the Corporation; and (f) in general perform all duties incident to the office of secretary and such other duties as from time to time may be assigned to the Secretary by the Chief Executive Officer, the President or by the Board of Directors.

Section 4.13 Subordinate Officers and Agents. The Board of Directors may from time to time appoint such other officers and agents as it may deem necessary or advisable, to hold office for such period, have such authority and perform such duties as the Board of Directors may from time to time determine. The Board of Directors may delegate to any officer or agent the power to appoint any such subordinate officers or agents and to prescribe their respective terms of office, authorities and duties, except as such power may be otherwise defined or restricted by the Board of Directors.

Section 4.14 Compensation. The compensation of the principal officers of the Corporation described in Sections 4.7, 4.8, 4.9, 4.10. 4.11 and 4.12, including, without limitation, salary, equity incentives, and bonuses, shall be fixed from time to time by the Board of Directors, or a duly authorized committee thereof, pursuant to budgets setting forth such salaries. No officer shall be prevented from receiving such salary by reason of the fact that such person is also a Director of the Corporation.

Section 4.15 Sureties and Bonds. In case the Board of Directors shall so require, any officer or agent of the Corporation shall execute to the Corporation a bond in such sum and with such surety or sureties as the Board of Directors may direct, conditioned upon the faithful performance of such officers’ or agents’ duties to the Corporation, including responsibility for negligence and for the accounting for all property, funds or securities of the Corporation which may come into his or her hands.

4